Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2012, except for subsequent events and the effects of the reverse stock split described in Note 16 and Note 17, respectively, as to which the date is March 26, 2012, relating to the financial statements, which appears in Vocera Communications, Inc.’s Prospectus filed with the Securities and Exchange Commission on September 7, 2012 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Registration Statement on Form S-1, as amended (No. 333-183546).

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

February 22, 2013